                                                                   Exhibit 10.10


                              EMPLOYMENT AGREEMENT

        THIS IS AN EMPLOYMENT AGREEMENT ("Agreement") dated this 1st day of January, 1998, between Spectra-Physics Lasers, Inc., a Delaware corporation (the "Company"), and PATRICK L. EDSELL ("Employee") of Palo Alto, California.

        WHEREAS, the Company's predecessor and Employee are parties to that certain Employment Agreement dated January 1, 1991 (the "Prior Employment Agreement");

        WHEREAS, Employee and the Company desire to replace the Prior Employment Agreement with this Agreement;

        NOW, THEREFOR, in consideration of the mutual promises herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. Employment. The Company agrees to employ Employee as its President and Chief Executive Officer, with the customary duties, authorities and responsibilities of a president and chief executive officer of a corporation and such other duties, authorities and responsibilities (a) as have been agreed upon by the Company and Employee, (b) as may from time to time reasonably be delegated to Employee by the board of directors of the Company (the "Board of Directors") or (c) as are set forth in the Bylaws of the Company. Employee hereby accepts such employment.

        2. Term of Employment. The term of Employee's employment hereunder (the "Term of Employment") shall commence on the date hereof and shall end on the first anniversary of that date, unless either extended as provided in the following sentence or earlier terminated pursuant to Section 10 hereof. At the end of such original period, the Term of Employment shall be automatically extended thereafter for successive one (1) year periods of employment, subject to the same conditions of extension or earlier termination, unless notice is given by either party at least six (6) months before the expiration of such original period or any subsequent period thereafter. The date on which the Term of Employment shall terminate is hereinafter called the "Termination Date."

     3. Employee's Performance. In performance of his duties, Employee agrees to devote such time and attention as are necessary to fulfill his duties and obligations under this Agreement and not to engage in other business activities which interfere with the proper discharge of his duties; provided, however, that Employee may serve as a director of any other corporation with the prior written approval of the Board of Directors, such approval not to be unreasonably withheld; and provided, further, that Employee may participate in charitable, civic and other similar activities so long as such participation does not unreasonably interfere with the performance of his duties hereunder. Employee shall report to the Board of Directors all of his business and investment interests which might reasonably be considered as constituting or creating a conflict of interest.

     4.   Compensation.

          (a) As compensation for his services during the Term of Employment, the Company shall pay to Employee an annual contract base salary equal to the minimum amount of three hundred thousand dollars ($300,000) or such other amount as may from time to time be approved by the Board of Directors in its sole discretion (the "Contract Base Salary").

          (b) Employee shall be eligible to receive a cash bonus award with respect to each year during the Term of Employment. Prior to each calendar year during the Term of Employment, the Board of Directors shall establish goals for such year based on the Board approved budget, and the amount of the bonus award in respect of a particular year shall depend upon the extent to which the Company attains all or a portion of the goals that the Board of Directors has established for that year. Employee shall have the right to defer the payment of all or any bonus awards payable to Employee with respect to any twelve
(12)-month period by written notice to the Company not less than thirty (30) days prior to the commencement of such twelve (12)-month period. Any amount whose payment is so deferred shall be invested in a manner mutually acceptable to the Company and Employee, and such amount together with the net proceeds of any such investment thereof, all of which shall remain the property of the Company until paid and in which Employee shall have no security interest, shall be paid to Employee on the Termination Date.

          (c) All compensation and reimbursement of expenses under this Agreement shall be paid in U.S. Dollars.

     5. Performance of Duties. In the fulfillment of his duties and obligations under this Agreement, it is anticipated that Employee will perform material services to the Company and other affiliated entities both within and outside the United States. The Company agrees not to cause or require Employee to relocate his then-current residence other than within the United States. In the event that a change of residence other than within the United States is desired by the Company and by Employee, the Contract Base Salary and the other terms of this Agreement shall be subject to renegotiation.

     6. Office and Relocation Expenses. The Company will provide Employee with a suitable office in the vicinity of Mountain View, California or wherever the Company's corporate headquarters is located. In the event that Employee's residence is relocated at the Company's request, either by agreement of Employee and the Company or as otherwise permitted pursuant to Section 5 hereof, the Company shall, upon Employee's request, reimburse relocation expenses as described in Attachment 1.

     7. Travel Expenses. The Company will reimburse Employee for all reasonable travel, lodging, meals and related expenses incurred by Employee for travel beyond the vicinity of Mountain View (or Employee's relocated residence hereunder) in connection with the performance of Employee's duties under this Agreement.

     8.   Certain Fringe Benefits. During the term of Employment:

          (a) Approximately every three years, the Company, at its expense, shall furnish (unless any affiliate of the Company has furnished) Employee with an automobile, of a make and model commensurate with his position, for his use. The Company shall maintain such automobile at its own expense. On or before the Termination Date Employee shall have the right to purchase the automobile at its Wholesale Kelly Blue Book value on the date of such purchase (provided that Employee shall not have such right on a Termination Date that results from termination by the Company pursuant to Section 10(d) hereof), and if such purchase occurs during the Term of Employment, the Company shall replace such automobile with a new automobile, of a make and model commensurate with the Employee's position, for his use.

          (b) In addition, Employee shall be entitled to participate in, at the Company's expense, (i) such comprehensive medical and dental insurance coverage, (ii) such life, disability and other insurance coverage, (iii) such savings plans, and
(iv) such other retirement benefits and other employee benefits as are commensurate with his position as may be established by the Company for its employees. Employee shall also be entitled to such vacations and holidays as are commensurate with his position as may be established by the Company for its employees.

     9. Protective Covenants. Employee expressly acknowledges and agrees that he will be given access to and become familiar with business methods, trade secrets, and other proprietary information developed at the Company's or any of its affiliates' expense, which is valuable, unique, and essential to the performance of Employee's duties hereunder, as well as being essential to the overall continued success and business goodwill of the Company and its affiliates. Employee expressly acknowledges and agrees that the Trade Secrets (as defined in this paragraph) are proprietary and confidential and if any of the Trade Secrets was imparted to or became known by any persons, including Employee, engaging in a business in any way competitive with the Company's business (or that of any of its affiliates), such would result in hardship, loss, irreparable injury and damage to the Company, that measurement of which would be difficult, if not impossible, to determine. Accordingly, Employee expressly agrees that (i) the Company has a legitimate interest in protecting the Trade Secrets and its business goodwill, (ii) it is necessary for the Company to protect its business from such hardship, loss, irreparable injury and damage, (iii) the following covenants are a reasonable means by which to accomplish that purpose, and (iv) violation of any of the protective covenants contained in this Section 9 shall constitute a breach of trust and is grounds for immediate dismissal and for appropriate legal action for damages, enforcement and/or injunction. Employee acknowledges that the Trade

Secrets give the Company and its affiliates an advantage over their competitors, and that the same is not available to or known by the Company's competitors or the general public. In addition, Employee acknowledges that the Company has devoted substantial time, money, and effort in the development of the Trade Secrets and in maintaining the proprietary and confidential nature thereof. Employee further acknowledges that his position with the Company is one of the highest trust and confidence by reason of Employee's knowledge of, access to, and contact with the Trade Secrets. In addition, Employee recognizes and agrees that this Agreement (including, without limitation, this Section 9) is necessary and essential to protect the business of the Company and to realize and derive all the benefits, rights, and expectations of conducting the Company's business; that the area and duration of the protective covenants herein are in all things reasonable; and that good and valuable consideration exists for Employee's agreement to be bound by such protective covenants. As used in this Agreement, Trade Secrets shall mean proprietary and confidential information of the Company and its affiliates, including, without limitation,
(i) the methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the business of the Company or its affiliates or which are conceived of or made along the lines of the Company's business (or that of any of its affiliates), or any part thereof, (ii) all ideas or information on which the Company or any of its affiliates has spent money, time and/or effort to develop and which the Company or any of its affiliates desires to keep confidential, without regard to whether such ideas and information are novel, inventive or patentable or may have been anticipated in the prior art, and (iii) any information of a confidential or proprietary nature relating to the Company's products, production methods, systems, designs, know-how, suppliers, customers or customer requirements (or that of any of its affiliates). Notwithstanding the foregoing, Trade Secrets shall not include information known to Employee prior to his initial employment with the Company or any of its past or current affiliates or information which become publicly known or available other than as a result of actions by Employee.

          (a)  Proprietary Knowledge.

               (1) Employee agrees to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the business of the Company or its affiliates, whether acquired by Employee before or during the Term of Employment; provided that nothing herein shall be construed as requiring any disclosure where the method, development, invention and/or improvement is lawfully protected from disclosure as a trade secret of a third party or by any other lawful bar to such disclosure.

               (2) Any methods, developments, inventions and/or improvements, whether patentable or unpatentable, which Employee may conceive of or make along the lines of the Company's business (or that of any of its affiliates), or any part thereof, while in the Company's employ, shall be and remain the property of the Company. Employee agrees promptly to communicate and disclose all such methods, developments, inventions and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. Employee will execute all patent applications and other papers deemed necessary by the Company to the filing and prosecution of applications for letters patent on such methods, developments, inventions and improvements and the acquisition of such letters patent in the United States and all foreign countries, and will assist the Company in all proper ways in prosecuting such applications, and will execute any further papers which may be deemed necessary or advisable to vest in the Company the entire right, title and interest in and to all such methods, developments, inventions and improvements.

          (b) Confidential Information. Employee agree that (a) during the Term of Employment, he will not, without the prior written consent of the Board of Directors, use or disclose to any person other than to persons in the then present employ of Company or persons authorized by Company, any Trade Secrets of the Company or any of its affiliates, and (b) after the Termination Date, he will not use or disclose any such Trade Secrets to any person other than to persons designated by the Company. On the Termination Date, Employee will promptly deliver to the Company all technical data, drawings, memoranda, customer lists and other papers relevant to the business of the Company or any of its affiliates in his possession or control.

          (c) Competition. Except as hereinafter provided, Employee agrees that from the date hereof until the expiration of a eighteen (18) month period following the Termination Date (the "Limitation Period"), Employee will not, either as a stockholder (other than ownership of securities of corporations listed on a national securities exchange of which Employee owns less than one percent (1%) of any class of outstanding securities), employee, officer, director, principal, partner, consultant, investor, or financier or in any other individual or representative capacity, directly or indirectly:

               (1) Engage or participate in any business anywhere in the world that is in direct competition with the Company's business (or that of any of its affiliates) and the products or services offered by the Company or any of its affiliates, without the prior written consent of the Company;

               (2) Call on or solicit, or attempt to call on or solicit, any of the Company's past, present or prospective (as of the Termination Date) customers or suppliers (or those of any of its affiliates), in any manner which is competitive with the Company's business (or that of any of its affiliates) as they are operated as of the Termination Date;

               (3) Induce, or attempt to induce, any employee of the Company or any of its affiliates to terminate his or her employment or hire away or attempt to hire away, any employee of the Company or any of its affiliates;

               (4) Induce, or attempt to induce, any present or future supplier or service resource (including without limitation, investment and other financing resources) to withdraw, curtail, or cancel the furnishing of supplies or services (including, without limitation, investment and other financing resources) to the Company or any of its affiliates; or

               (5) Engage in any act or activity which would interfere with or harm any business relationship the Company or any of its affiliates may have with any investor, customer, employee, principal or supplier.

          (d) Extension of Limitation Period. The parties acknowledge that if Employee violates any of the protective covenants contained in this Section 9 and the Company brings legal action for injunctive or other relief hereunder, the Company shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Limitation Period of these protective covenants. Accordingly, the Limitation Period shall be deemed to have the full duration of the period stated therein, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run at the Termination Date and the date of the first violation of the covenant by Employee.

            (e)   Affiliates of the Company. The protective covenants in this
Section 9 shall also benefit the business and Trade Secrets of the Company's affiliates and these covenants shall be enforceable against Employee by each of such affiliates as third party beneficiaries. As used in this Agreement, an affiliate of the Company is any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, affiliate shall not include any affiliates of Spectra-Physics AB other than the Company and its subsidiaries.

      10. Termination. The employment of Employee hereunder shall terminate upon the occurrence of any of the following events, with the respective consequences hereinafter specified:

            (a)   Upon Employee's death, the compensation provided for in
Section 4 hereof shall cease, except for any payment to be made pursuant to
Section 4 on the Termination Date and subject to any salary continuation policy applicable to the Company's employees generally.

            (b) Following six (6) consecutive months of any permanent physical or mental disability that prevents Employee from rendering the services provided for herein, the compensation provided for in Section 4 hereof shall cease, except for any payments to be made pursuant to Section 4 on the Termination Date and, in addition thereto, the Company shall pay to Employee the monthly salary provided for in Section 4(a) for eighteen (18) additional months. Such payments shall be payable, at the option of Employee, either in a lump sum within thirty

(30) days of the Termination Date or eighteen (18) equal monthly installments; provided, however, that in the event of Employee's death during any such eighteen (18) month period, all remaining payments otherwise payable to Employee pursuant to this Section 10(b) will be accelerated and paid within thirty (30) days to Employee or Employee's legal representatives.

            (c) Upon (i) the termination by the Company of Employee's employment hereunder other than pursuant to Sections 10(a), 10(b) or 10(d) hereof, or (ii) the termination by Employee of his employment hereunder after Employee's and the Company's inability to agree to a relocation of residence and/or the terms thereof, the compensation provided for in Section 4 hereof shall cease, except for any payments to be made pursuant to Section 4 hereof on the Termination Date and, in addition thereto, the Company shall pay to Employee (x) the monthly salary provided for in Section 4(a) hereof for eighteen (18) additional months, plus (y) a cash bonus award equal to one and one-half times the bonus that Employee would have received pursuant to Section 4(b) hereof had Employee remained an employee of the Company and had the Company achieved "at plan" performance in the year in which such termination occurs, plus (z) an outplacement package not to exceed thirty thousand dollars ($30,000). Payments pursuant to subsection (x) and (y) above shall be payable, at the option of Employee, either in a lump sum within ten (10) days of the Termination Date or in eighteen (18) equal monthly installments; provided, however, that in the event of Employee's death or permanent disability during any such eighteen (18) month period, all remaining payments otherwise payable to Employee pursuant to this Section 10(c) will be accelerated and paid within thirty (30) days to Employee or Employee's legal representatives. In addition, if Employee elects to receive such payments in eighteen (18) monthly installments, Employee shall be entitled to participate in, at the Company's expense, during such eighteen (18) month period, such medical and dental insurance coverage, life, disability and other insurance coverage, savings plans, and any other health and welfare benefits as Employee was entitled to participate in pursuant to Section 8(b) hereof immediately prior to the termination of Employee pursuant to this Section 10(c). The payments and benefits to which Employee is entitled pursuant to this Section 10(c) shall be in lieu of any other salary, bonus, incentive, severance or other payments and benefits to which Employee may be entitled from the Company.

     (d) Upon the termination by the Company of Employee's employment for Cause (as defined herein), the compensation provided for in Section 4 hereof shall cease, except for any payments to be made pursuant to Section 4 on the Termination Date. In the event that Employee, within ten (10) days after such an allegation by the Board of Directors, objects in writing to such allegation, then the issue of grounds for termination shall be determined by arbitration in accordance with the rules and procedures of the American Arbitration Association. As used in this Agreement, Cause shall mean (i) Employee's refusal to carry out any lawful and reasonable written policy or directive of the Board of Directors, or Employee's willful neglect or willful refusal to perform duties reasonably assigned to him by the Board of Directors, provided that Employee has been notified in writing of the claimed "cause" and has been given an opportunity to cure the same within thirty (30) days and fails to do so, (ii) any willful act or acts by Employee of misconduct materially adversely affecting his ability to perform his duties for the Company or materially adversely affecting the Company, or (iii) Employee's conviction of a felony or other crime involving moral turpitude.

          (e) Employee may terminate his employment under this Agreement at any time, upon thirty (30) days' prior written notice, for any reason, separate and apart from the provisions of Section 10(c) hereof. If Employee so terminates, the compensation provided for in Section 4 hereof shall cease, except for any payments to be made pursuant to Section 4 on the Termination Date.

     11. Assignment or Transfer. This Agreement is a personal contract and rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated. In the event that another corporation shall succeed (by merger, consolidation, sale of assets or otherwise) to the business of the Company, (a) the Company shall be entitled to assign its rights and interests herein to such successor corporation and (b) effective upon such assignment, all references herein to the Company shall be deemed to refer to such successor corporation.

     12. Amendments, Etc. This Agreement may not be amended or modified, except by a written instrument signed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, personal representatives, successors and permitted assigns of the parties hereto.

     13. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, and if to Employee, addressed to him at 1975 Bryant Street, Palo Alto, California 94301 USA, with a required copy to Howard N. Nemerovski, Esquire, Howard, Rice, Nemerovski, Falk & Rabkin, 3 Embarcadero Center, 7th Floor, San Francisco, California 94111 USA, and if to the Company, addressed to it at 1335 Terra Bella Avenue, Mountain View, California 94043 USA, marked for the attention of its Board of Directors, with a required copy to Barton J. Winokur, Esquire, Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793 USA, or at any other address designated by one party to the other in writing; and shall be deemed to have been given as of the date mailed or otherwise given in accordance herewith.

        14. Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating or rendering unenforceable, in whole or in part, any other terms of provisions hereof, and any such term or provision invalid or unenforceable in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction. In lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable term or provision as may be valid and enforceable. In the event that the terms or provisions of Section 9 hereof should ever be adjudicated to exceed the time, geographic, or other limitation permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

        15. Equitable Relief. Each party hereto acknowledges that its rights and obligation set forth herein are of a special, unique and intellectual character, that money damages may not be a sufficient remedy for breach of this Agreement or any portion thereof and that in the event of a threatened breach of this Agreement or any portion thereof by a party hereto, the other party hereto would suffer immediate irreparable harm. As such, in the event of any such breach or threatened breach by a party hereto, the other party hereto shall be entitled to injunctive and other equitable relief, as permitted by law, which shall be in addition to any other rights or remedies at law or in equity, for damages or otherwise, available to such other party.

     16. Governing Law. The validity, performance and interpretation of this Agreement shall be governed by the law of California, without regard to its principles of conflicts of law.

     17. Entire Agreement. This Agreement contains the entire understanding between Employee and the Company and its affiliates with respect to the matters covered hereby and supersedes any prior written or oral agreements or understanding, including, without limitation, the Prior Employment Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        SPECTRA-PHYSICS LASERS, INC.


                                        By: /s/ [SIG]
                                            ---------------------
                                            Name: [Illegible]
                                            Title: Director


                                        /s/ PATRICK L. EDSELL
                                        -------------------------
                                        PATRICK L. EDSELL

                                  Attachment 1

                              RELOCATION BENEFITS


               1.   Sale of Current Residence

     a.   Normal closing costs associated with the sale of the house.

     b. If desired by Employee, the Company will arrange for the house to be purchased by a national relocation company. The relocation company will offer to purchase the house based on the average of two (2) appraisals performed by independent appraisers.

               2.   Transportation of Household Items

     a. All costs associated with packing, moving and unpacking of household furnishings and personal effects from current location to the new location.

     b.   Included in this item is the shipment of up to three (3) cars.

               3.   Permanent Residence in New Location

     a. Normal costs including mortgage-related costs associated with the purchase of a house in the new location.

     b.   The costs of a relocation counseling service.

     c. A monthly housing allowance equal to the monthly interest payment on the lesser of the mortgage taken out on this house or that part of the mortgage taken out on this house equal to the price of this house less the price received for the current residence. This payment will be made for the lesser of: the time Employee owns this house or three
          (3) years. This payment will be grossed up for taxes.

               4.   Miscellaneous

     a. A payment equal to one (1) month's salary to help defray miscellaneous costs associated with the move.

     b. Payments related to his location which will result in taxable income to Employee will be grossed up for taxes.